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ECOLOGY AND ENVIRONMENT, INC.

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On April 11, 2017, Ecology and Environment, Inc. issued a press release, a copy of which is provided below.

Ecology and environment, inc. Global Environmental Specialists BUFFALO CORPORATE CENTER 368 Pleasant View Drive, Lancaster, New York 14086 Tel: (716) 684-8060, Fax: (716) 684-0844 FOR IMMEDIATE RELEASE Contact: Sara Herrmann Corporate Communications Manager (716) 684-8060 sherrmann@ene.com Ecology and Environment, Inc. JV Selected by Environmental Protection Agency to Provide Design and Engineering Services Nationwide in All EPA Regions LANCASTER, NY, April 11, 2017 – Ecology and Environment, Inc. (E & E) (NASDAQ: EEI), in a joint venture (JV) with Black & Veatch, has been selected for a Remedial Acquisition Framework (RAF) Design and Engineering Services (DES) Contract to provide professional services in all three geographic zones (CLINS) encompassing all ten EPA regions. The contract has a total capacity of $1.205 billion with a performance period of ten years (five-year base period with one five-year option). The Black & Veatch/E & E JV is one of three large businesses selected in all three CLINS. “We could not be more pleased to be selected for this large and important program,” said E & E president and CEO Gerard A. Gallagher III. “It is an opportunity for us to continue our long relationship with EPA for another ten years. The scope of services for this program is in our wheelhouse and represents an important part of our future at E & E.” Under the contract, E & E and Black & Veatch will provide services at Superfund sites including fieldwork and analytical support, treatability studies, remedial investigations/feasibility studies, engineering evaluations/cost analyses, and other general technical assistance. About Ecology and Environment, Inc. Ecology and Environment, Inc. is a global network of innovators and problem solvers, dedicated professionals and industry leaders in scientific, engineering, and planning disciplines working collaboratively with clients to develop technically sound, science-based solutions to the leading environmental challenges of our time. Our U.S. offices are headquartered and incorporated in New York State. We are listed on the NASDAQ Stock Exchange under the ticker symbol EEI and the information in this release can be found on our website at www.ene.com.